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                                                                    EXHIBIT 99.2

                    THIRD QUARTER 2003 INVESTOR PRESENTATION
       DAVID W. KAY, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
                                OCTOBER 30, 2003

         Good Morning and welcome to our third quarter 2003 conference call. This call is being simultaneously broadcast on the internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.tecumseh.com.

         I will begin with some brief comments expanding on our press release in terms of our results for the quarter. Following my comments, we will open up the call for your questions. First, however, I would remind you that my prepared comments this morning, and the answers to your questions, will contain forward-looking statements within the meaning of the securities laws. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward looking statements that could cause actual results to differ materially from projected results.

         Reported results for the quarter amounted to a net profit of $19.0 million, or $1.03 per share, compared to a net profit of $14.2 million, or $0.77 per share, in the third quarter of 2002. Included in the 2003 reported net results is a restructuring credit of $3.3 million gross, $2.1 million, or $0.11 per share, net of tax, related to the continuing consolidation of operations and related plant closings in the Engine & Power Train Group. Also included in the third quarter results is a tax credit resulting from a refund of prior years' income taxes amounting to $1.9 million or $0.10 per share. Exclusive of the restructuring charge, earnings for the quarter amounted to $0.81 per share. Consolidated sales for the quarter amounted to $438.5 million, up from last year's third quarter sales of $310.9 million. The largest factor for this increase was the




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inclusion of sales from the FASCO Motors Group, which amounted to $99.1 million for the quarter. As you know, we completed the FASCO acquisition on December 30, 2002, and this is the third quarterly period in which we are reporting operating results for FASCO. Sales of compressor products increased by $11.9 million, or approximately 6.5%, to $193.8 million from third quarter sales a year ago. Of this increase, approximately $11.3 million is directly related to foreign currency translations. Sales of Engine & Power Train products increased by $15.3 million to $113.2 million from $97.9 million a year ago, while Pump products sales increased by $1.3 million to $29.7 million from 2002 levels.

         Results for the quarter, both in terms of sales and operating profits, exclusive of special restructuring charges, have improved from third quarter results a year ago. Consolidated operating profit, exclusive of the plant closing and restructuring credit of $3.3 million, amounted to $21.6 million versus $20.4 million a year ago. The improvement in the Engine & Power Train Group, together with operating income provided by the addition of the FASCO Motors Group, was offset by declines in the Compressor Products segment. Compressor operating profit amounted to $15.5 million in the quarter versus $22.6 million a year ago. This decline was driven by a number of factors, including reduced demand in a number of key markets, lower overall selling prices, a higher cost structure, and the impact of a weak U.S. dollar. Exports from North America to Asia and the Middle East were up from third quarter last year, but are still somewhat depressed as the market continues to suffer from a glut of low cost Asian-produced product. Aftermarket sales into the distribution and replacement markets were negatively affected by cool, wet weather declining nearly 14% from third quarter 2002 levels. Unfortunately, summer never seemed to happen in the aftermarket business. As a result, North American compressor sales declined by $8.3 million or nearly 12% from year ago levels. On the



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positive side, because of cost control measures and previous plant restructuring actions, North American operating margins increased to 9.1% from 8.8% a year ago.

         Although unit volumes increased quarter over quarter, Brazilian operations, while still very strong, were negatively impacted by global economic conditions, as well as the unfavorable effects of a weak U.S. dollar. Sales into the local Brazilian market increased somewhat during the quarter, as the Brazilian economy started to show early signs of improvement; however, interest rates on consumer borrowing remain extremely high in an effort to control inflation within the Country, which continues to restrain consumer demand. The weakness of the U.S. dollar against the Real has negatively impacted margins in Brazil as a result of translating operating costs incurred in local currency into U.S. dollars. In addition, last years' third quarter results were favorably impacted by a $3.7 million dollar gain resulting from the re-measurement of foreign-denominated receivables and payables as the Real weakened against the dollar. Brazilian operations also suffered from a poor mix of lower margin compressors, higher operating costs, and continued market-based pricing pressures.

         Results in our European compressor operations remain extremely soft. The stagnant European economy, combined with a strengthening European currency, resulted in reduced operating profits here versus a year ago.

         Compressor operations in India were also below last year's third quarter results, primarily due to reduced sales in the refrigerator and freezer markets.

         The outlook in the Compressor Group for the balance of the year is soft. Demand is spotty in most major markets; the exception being the lower-priced household refrigeration and freezer market. There continues to be an excess capacity situation, which has put heavy pressure



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on selling prices. The worldwide economy remains very soft, particularly in
Europe. Additionally, the continuing weakening of the U.S. dollar has put increasing pressure on sales and margins at our overseas compressor operations.

         Overall, we expect fourth quarter operating results in the Compressor segment will be down from 2002 levels. Brazilian results, while still strong, will be negatively impacted by a uncertain South American market, a product mix slanted heavily toward lower margin household refrigerator and freezer compressors, and the significant strength of the Brazilian currency against the dollar when compared to fourth quarter exchange rates a year ago. As you may recall, in the fourth quarter of 2002, the Real versus the dollar was approximately 3.5 to one. We are currently experiencing exchange rates of approximately 2.85 to one, an appreciation of approximately 20%. This dramatic change will continue to negatively impact operating margins as costs incurred in local currency are translated into dollars.

         Capital spending and investment in the Compressor Group will continue to be focused primarily on expanding existing overseas operations in India and Brazil, where operating costs, in spite of currencies, remain comparatively low compared to U.S. and European costs, and where we can more effectively compete. We continue to evaluate investments in Asia, although the nature and timing of these potential investments, if any, cannot be predicted.

         Turning our attention to the Engine & Power Train Group, results here have shown significant improvement over third quarter 2002 levels. The Group generated an operating profit for the quarter of $3.3 million compared to a profit of $0.3 million a year ago. Sales in the Group increased from $97.9 million a year ago to $113.2 million this year. This improvement is driven primarily from a 29% improvement in unit volumes of engines used for snow throwers.



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Engine demand at our European operations continues to be negatively impacted by weather conditions - namely record high temperatures and near drought conditions in some areas of the continent. Inventory levels of unsold product there are at record highs. European operations have also been negatively impacted by the weak economy and the strength of the Euro. As a result, European volumes decreased nearly 15% from third quarter a year ago. In spite of the increase in snow volumes, overall total volume remains weighted toward an unfavorable mix of low margin, walk-behind rotary mower applications where average selling prices continue to deteriorate year over year. Operating results were also negatively impacted by startup costs at our new Curitiba, Brazil operations and increased engineering costs related to the development of new product offerings. Margins were also negatively impacted by increased costs for hourly health care, tooling, freight, general overhead expenses, and inefficiencies as production wound down at the now closed manufacturing plants.

      In connection with our efforts to reduce manufacturing costs and realign our productive capacity to meet both current and future operational needs, we previously announced our intent to close our Douglas, Georgia and Sheboygan Falls, Wisconsin manufacturing facilities and the relocation of certain production capacity from those facilities to our new Curitiba, Brazil operation and other existing U.S. locations. Production at the Douglas plant effectively ceased by June 30th of this year. The majority of useable equipment was removed from the facility and either has been or will be installed at Curitiba or other U.S. facilities. The Sheboygan Falls Diecasting facility was substantially closed on September 30th. In connection with these actions, we recorded restructuring charges in both the third and second quarters.

      The restructuring charges have been recognized in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS No. 146



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"Accounting for Costs Associated with Exit or Disposal Activities." Expenses recorded so far in connection with these closings amounted to $31.0 million, which includes approximately $7.5 million in earned severance pay and future benefit costs relating to manpower reductions, $3.2 million in plant closing and exit costs incurred through September 30, 2003, $20.3 million in asset impairment charges for idled equipment and facilities, and $5.8 million in gains resulting from the curtailment of other Post-retirement Benefit Plans. The net amount of the restructuring items recorded in the third quarter was a gain of $3.3 million. We expect to incur future additional shutdown expenses of approximately $3.2 million in connection with these actions.

      Looking forward to the balance of the year, the bottom line results are difficult to predict with any degree of accuracy. While profitable snow product is expected to continue to have a positive impact on results, other factors will have a negative effect. Volume will continue to be skewed toward a mix of low margin walk-behind rotary mower engines. Additionally, total demand for engines is far from certain. Timing of new product offerings and customer acceptance of these products are unknown at this time. We currently don't see anything on the horizon which would lead us to believe that demand in the fourth quarter will be particularly robust. The 2004 lawn and garden season begins in earnest during the fourth quarter of the year. As of today, we still don't have a final fix on exactly which OEM models we will be placed on for the upcoming 2004 season, although we don't expect our walk-behind volume to differ significantly from the 2003 season. On the plus side, we have retained our position on the Toro/Home Depot line of walk-behinds. Continued startup expenses at the new Curitiba facility will continue to depress operating results in the Engine & Power Train Group. The Curitiba plant is now in operation and has begun producing component parts and subassemblies for use in our U.S. engine manufacturing and assembly plants. With the exception of some larger



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diecasting equipment, the relocation and installation of equipment from the closed North American plants is substantially completed; however, because of engineering, testing and acceptance requirements, full production of components at the new facility is not planned until late fourth quarter. Nonetheless, we have sufficient inventory of components and engines on hand to meet anticipated production requirements during the Brazilian production ramp up period. The benefit of the lower Brazilian cost structure will not begin to be fully realized until the first quarter of 2004.

      Now lets take a look at our newest segment - the Electrical Components Group. As previously mentioned, we completed the acquisition of the FASCO Motors Group on December 30, 2002. This is the third full quarter in which the FASCO results are included in our consolidated earnings. FASCO has been combined with certain other legacy electrical component businesses which were previously included in the Compressor segment. For the quarter, the Electrical Components Group reported an operating profit of $3.9 million on net sales of $101.5 million. Of these amounts, FASCO's sales amounted to $99.1 million and its operating profit was $4.9 million. FASCO's results were negatively impacted by $1.6 million in amortization of a non-compete agreement arising from the acquisition. The $15 million dollar total cost of the non-compete agreement is being amortized over a two year period. Sales of the other component companies in the Electrical Components Group are primarily either intercompany or inter-segment, leaving FASCO as the largest single operation in the Group. FASCO's results for the quarter were slightly below our expectations, primarily as a result of softness in two of its major markets - HVAC and linear actuators/gear motors markets. Sales to the HVAC and water heater OEM sector were off somewhat as a result of soft demand and a slow start to the heating season. Sales to the aftermarket replacement and distribution markets



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have also been negatively impacted by the cool, wet weather. Sales to the gear motor/linear actuator markets continue to be down significantly from forecasted amounts, primarily in the healthcare equipment sector, as well as the recreation exercise and fitness markets. Product sourced from China has negatively impacted both of these markets. FASCO's operating results were also negatively impacted by increased costs of an ongoing plant closing and restructuring action designed to relocate certain motor production from the U.S. to Mexico. The move from the U.S. and the ramp up of Mexican production took longer than expected. These actions commenced prior to Tecumseh's purchase of the Company and have now been substantially completed. FASCO's results for the fourth quarter are anticipated to improve significantly from the levels of the first three quarters; however, the slow start to the heating season and apparent reluctance of some major OEMs to finalize their requirements give us some concern.

      Pump operations were nearly flat when compared to the third quarter of 2002. Sales in this segment were up slightly, but operating profits were unchanged from third quarter results a year ago. At Little Giant Pumps, soft economic conditions impacted sales at retail; although, water gardening product saw an up-tick late in the quarter. Additionally, recent severe weather on the East coast resulted in an increase in retail plumbing product sales. Sales and operating profits at MP Pumps, which is a producer of commercial and industrial pumps, were below expectations and continue to be negatively impacted by a soft economy and weak demand for commercial pumps.

      The Company continues to maintain a very strong balance sheet and a favorable cash position. At September 30, we had approximately $280 million in available cash on our balance sheet. Capital spending for the first nine months of 2003 amounted to slightly under $62 million compared to $41 million in 2002. The majority of this increase relates to the new engine facility



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in Curitiba, Brazil, as well as spending at FASCO. Most of our capital investments continue to be made in lower cost countries, such as Brazil and India. We continue to analyze strategic acquisition and investment opportunities or alternatives, which would complement and/or improve our core businesses, markets and strategies, but have no imminent plan or opportunities in this area at this time.

      Looking out at the fourth quarter, we continue to face soft demand, intense competition, and uncertain economic conditions in each of our major segments. Forecasting in this environment has become extremely difficult for us. It is difficult to see out 30 to 45 days, let alone three to six months. As a result, we will continue our previously stated policy of not providing specific or detailed guidance. In general, we now expect fourth quarter results will be below those of a year ago, exclusive of any potential restructuring charges. We do not currently see anything that would lead us to believe that there will be any dramatic improvements in the near term. Compressor operations, because of competitive pricing pressures, worldwide economic conditions, particularly in Europe and South America, and the continued weakness of the U. S. dollar, are expected to be soft and are not expected to perform as well in the fourth quarter as they did in the fourth quarter last year. Brazilian operations will continue to do reasonably well, but because of the currency situation and South American economic conditions, we will see further pressure on margins.

      FASCO is expected to perform well, but results look to be below our original expectations for the quarter. While results are expected to far outpace third quarter numbers, soft demand and economic conditions in major markets, such as HVAC and gear motors/linear actuators, may have a dampening effect. Demand in the automotive sector, while still holding up reasonably well, is subject to rapid change.



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      Results in the Engine & Power Train Group are even less predictable. The strength and duration of the snow season will have a significant impact on fourth quarter results. While the snow season has been strong to date, how it will hold up for the balance of the year is uncertain. The European engine operation has been severely impacted by some of the most extreme summer weather in history. Extreme heat and near-drought conditions severely reduced demand for our European produced engines and have left the inventory channel full. Additionally, the strength of the European currency has put us in a competitively disadvantaged situation versus our domestic competitors. The ability of this Group to bring newly designed product into production and into the marketplace will be key to the long term profitability of the Group, but we do not currently expect any significant impact until mid-2004.

      We continue to generate strong operating cash flows and maintain a strong balance sheet. We anticipate generating sufficient cash flows to fund the balance of our capital spending requirements for the year and maintain our dividend payment to our shareholders at its current level.

      In general, our primary focus is to improve our competitive position in all the markets and segments we serve by lowering cost, developing new or unique products for niche markets or applications, and moving up the value chain by offering value-added subassemblies or complete systems to our customers, rather than just commodity products.

      That concludes my prepared comments for this morning, and we will now open the call to your questions.



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